Exhibit 99.1

Contact:  Katie Reinsmidt, Vice President -Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL CLOSES COMMUNITY CENTER TRANSACTIONS AND PROVIDES TRANSACTION ACTIVITY UPDATE

CHATTANOOGA, Tenn. (January 6, 2011) – CBL & Associates Properties, Inc. (NYSE: CBL), today announced that in late December it completed transactions that included the sale of Milford Marketplace in Milford, CT, Lakeview Pointe in Stillwater, OK, and the conveyance of its ownership interest in Phase I of Settlers Ridge in Pittsburgh, PA.  Total consideration received by CBL was approximately $132.8 million.  CBL retired $90.7 million of related property specific construction loans with the remaining cash proceeds of approximately $42.1 million used to reduce outstanding balances on the Company’s lines of credit.  The Company anticipates recording losses on the impairment of real estate assets in the fourth quarter of 2010 that will aggregate in the range of $12.0 million to $13.0 million related to the transactions.

“These transactions were executed at favorable cap rates averaging in the 6.5% to 7.0% range and are consistent with our priority of improving our balance sheet by reducing debt,” said John N. Foy, vice-chairman and chief financial officer.  “We are continuing to explore opportunities to generate additional liquidity through dispositions of non-core properties and joint ventures.”

Additionally, CBL continues to negotiate a transaction related to Oak Hollow Mall in High Point, NC.  At the successful closing of the transaction, the Company anticipates recording a gain on the extinguishment of debt; however, the timing is uncertain.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 155 properties, including 84 regional malls/open-air centers. The properties are located in 26 states and total 84.4 million square feet including 2.8 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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